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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Viad Corp
(Name of Registrant as Specified In Its Charter)

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Viad Tower
Phoenix, Arizona 85077-1012

Robert H. Bohannon
 Chairman, President and
Chief Executive Officer

April 1, 2002

Dear Stockholder:

        Our 2002 Annual Meeting of Stockholders will be held on Tuesday, May 14, at 9:00 a.m., in the Ballroom of The Ritz-Carlton Phoenix, 2401 East Camelback Road, Phoenix, Arizona. The meeting will begin promptly at 9:00 a.m., so please plan to arrive early.

        The formal notice of the meeting is on the next page. No admission tickets or other credentials will be required for attendance at the meeting. You may use the hotel's free valet parking.

        Directors and officers will be available before and after the meeting to speak with you. There will be an opportunity during the meeting for your questions regarding the affairs of the Corporation and for discussion of the business to be considered at the meeting as explained in the notice and proxy statement.

        Your vote is important. Whether you plan to attend or not, please sign, date, and return the enclosed proxy card in the envelope provided, or you may access the automated telephone voting feature which is described on your proxy card. If you plan to attend the meeting, you may vote in person.

Sincerely,

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 1, 2002

To Viad Corp Common Stockholders:

        We will hold the Annual Meeting of Stockholders of Viad Corp, a Delaware corporation, in the Ballroom of The Ritz-Carlton Phoenix, 2401 East Camelback Road, Phoenix, Arizona, on Tuesday, May 14, 2002, at 9:00 a.m., Mountain Standard Time. The purpose of the meeting is to:

        1.    Elect two directors;

        2.    Ratify and approve the appointment of Deloitte & Touche LLP as our independent auditors for 2002;

        3.    Approve material terms of the performance goals of the 1997 Viad Corp Omnibus Incentive Plan; and

        4.    Consider any other matters which may properly come before the meeting and any adjournments.

        Only stockholders of record of common stock at the close of business March 15, 2002, are entitled to receive this notice and to vote at the meeting. A list of stockholders entitled to vote will be available at the meeting for examination by any stockholder for any proper purpose. The list will also be available on the same basis for ten days prior to the meeting at our offices at Viad Tower, 1850 North Central Avenue, Phoenix, Arizona.

        Our 2001 Annual Report on Form 10-K, including financial statements, is included with your proxy statement.

        To assure your representation at the meeting, please access the automated telephone voting feature described on the proxy card, or vote, sign and mail the enclosed proxy as soon as possible. We have enclosed a return envelope, which requires no postage if mailed in the United States, if you choose to mail your proxy. Your proxy is being solicited by the Board of Directors.

By Order of the Board of Directors
SCOTT E. SAYRE Vice President-General Counsel And Secretary

PLEASE VOTE — YOUR VOTE IS IMPORTANT

VIAD CORP
1850 North Central Avenue
Phoenix, Arizona 85077-1012
April 1, 2002

ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT

Annual Meeting	Tuesday, May 14, 2002 9:00 a.m., Mountain Standard Time	The Ritz-Carlton Phoenix Ballroom 2401 East Camelback Road Phoenix, Arizona
Agenda	1.	Elect two directors.
	2.	Ratify and approve the appointment of Deloitte & Touche LLP as our independent auditors for 2002.
	3.	Approve the material terms of the performance goals of the 1997 Viad Corp Omnibus Incentive Plan.
	4.	Any other proper business.
Proxies Solicited By	The Board of Directors of Viad Corp.
First Mailing Date	We anticipate mailing the proxy statement on April 1, 2002.
Record Date	March 15, 2002. On the record date, we had 88,869,773 shares of our common stock outstanding.
Voting
If you were a holder of common stock on the record date, you may vote at the meeting. Each share held by you is entitled to one vote. You can vote in person at the meeting, or by automated telephone voting or by proxy.
Proxies
We will vote signed returned proxies "FOR" the Board's director nominees, "FOR" the appointment of Deloitte & Touche LLP as our independent auditors for 2002, and "FOR" the approval of the material terms of the performance goals of the 1997 Viad Corp Omnibus Incentive Plan, unless you vote differently on the proxy card. The proxy holders will use their discretion on other matters. If a nominee cannot or will not serve as a director, proxy holders will vote for a person whom they believe will carry on our present policies.
Revoking Your Proxy	You may revoke your proxy before it is voted at the meeting. To revoke your proxy, follow the procedures listed on page 26 under "Voting Procedures/Revoking Your Proxy."
Your Comments	Your comments about any aspects of our business are welcome. Although we may not respond on an individual basis, your comments receive consideration and help us measure your satisfaction.

Prompt return of your proxy will help reduce the costs of resolicitation.

PLEASE VOTE — YOUR VOTE IS IMPORTANT

ELECTION OF DIRECTORS

Board Structure	The Board of Directors of the Corporation consists of eight persons divided into three classes or groups. The term of one class of directors expires at each annual meeting, and persons are elected to that class for terms of three years. Two directors will be elected at this year's annual meeting.

DIRECTOR NOMINEES

The Board of Directors has nominated Ms. Judith K. Hofer and Mr. Jack F. Reichert for election at the annual meeting. Each nominee is currently a member of the Board of Directors and has agreed to serve another term if elected. Information about the director nominees is presented below:
For Terms Expiring at the 2005 Annual Meeting	Judith K. Hofer	President and Chief Executive Officer of May Merchandising/MDSI, a May Department Stores Company. Age 62. Director since 1984.
Jack F. Reichert
Chairman of the Board, Retired, of Brunswick Corporation, a leader in marine power, pleasure boating and recreation products and services. Also Chairman, Bowling Museum & Hall of Fame, and Trustee, Carroll College. Age 71. Director since 1984.
The Board of Directors recommends that you vote "FOR" these nominees.

DIRECTORS CONTINUING IN OFFICE

Six directors will continue in office until expiration of their designated terms. Information about the directors continuing in office is presented below:
Terms Expiring at the 2003 Annual Meeting	Robert H. Bohannon	Chairman, President and Chief Executive Officer of the Corporation. Also a director of Certegy Inc. Age 57. Director since 1996.
Douglas L. Rock
Chairman of the Board and Chief Executive Officer and a director of Smith International, Inc., a worldwide supplier of products and services to the oil and gas drilling and production industry. Age 55. Director since 1996.
Donald E. Kiernan
Former Senior Executive Vice President and Chief Financial Officer of SBC Communications Inc., a local service telephone, wireless and data communications company. Also a director of BioNumerik Pharmaceuticals, Inc., Health Management Associates, Inc., and Horace Mann Educators Corporation. Age 61. Director since November 2001.

Terms Expiring at the 2004 Annual Meeting	Jess Hay
Chairman, Texas Foundation for Higher Education and Chairman of HCB Enterprises Inc, a private investment firm. Retired Chairman and Chief Executive Officer of Lomas Financial Group. Also a director of SBC Communications Inc. and Trinity Industries, Inc. Age 71. Director since 1981.
Linda Johnson Rice

President and Chief Operating Officer and a director of Johnson Publishing Company, Inc., publisher of Ebony and Jet magazines. Also a director of Bausch & Lomb Inc. and Kimberly-Clark Corporation. Age 44. Director since 1992.
Timothy R. Wallace
Chairman, President and Chief Executive Officer and a director of Trinity Industries, Inc., a diversified manufacturer of railcars, barges, highway safety products and various other industrial equipment. Age 48. Director since 1996.

BOARD INFORMATION

Board Meetings	The Board of Directors held four regular and two special meetings during 2001. Each director attended at least 89% of his or her Board and committee meetings.
Board Committees
Committees of the Board met periodically during the year, usually in conjunction with regular meetings of the Board. The Board has established the following standing committees to deal with particular areas of responsibility:

The Executive Committee exercises all the powers of the Board when the Board is not in session, except as limited by law and by resolutions of the Board. The committee held six meetings during 2001. Current members: Mr. Reichert, Chairman; Ms. Hofer; and Messrs. Bohannon, Hay and Rock.

The Audit Committee recommends to the Board appointment of our independent auditors and assists the Board in monitoring the quality and integrity of the financial statements of the Corporation, the compliance by the Corporation with legal and regulatory requirements, and the independence and performance of the Corporation's internal and external auditors. The committee met four times in 2001. All members of this committee are nonemployee directors. Current members: Ms. Hofer, Chairman; Messrs. Kiernan, Reichert and Rock.

The Human Resources Committee oversees development and implementation of a compensation strategy designed to enhance profitability and stockholder value. The committee also reviews, for recommendation to the Board, the salary of the Chief Executive Officer, approves salaries and compensation of executive officers, and approves incentive compensation targets and awards under various compensation plans and grants under our stock incentive plans. The committee met five times in 2001. All members of this committee are nonemployee directors. Current members: Mr. Hay, Chairman; Mmes. Hofer and Rice; and Mr. Wallace.

The Corporate Governance and Nominating Committee is responsible for proposing a slate of directors for election by the stockholders at each annual meeting and for proposing candidates to fill any vacancies on the Board. The committee also reviews and from time to time proposes changes to the Corporation's system of corporate governance. The committee met four times in 2001. All members of this committee are nonemployee directors. Current members: Ms. Rice, Chairman; and Messrs. Hay, Kiernan and Wallace. Mr. Bohannon is an ex-officio member of this committee.

COMPENSATION OF DIRECTORS

Retainers and Fees	Nonemployee directors receive an annual retainer of $30,000 and committee chairmen receive an additional annual retainer of $5,000. Nonemployee directors also receive a fee of $1,600 for each Board meeting attended and a fee of $1,500 for each committee meeting attended. Directors are reimbursed for all expenses related to their service as directors.
Deferred Compensation Plan
Nonemployee directors may defer all or part of their retainers and fees pursuant to the Directors' Deferred Compensation Plan. These amounts can be deferred in the form of stock units having a value equal to the price of the Corporation's common stock or in the form of cash. Deferred accounts are credited quarterly with dividend equivalents in the case of stock unit accounts and interest at a long-term medium-quality bond rate in the case of cash accounts. Deferred amounts are payable after a director ceases to be a Board member.
Option Grants
Nonemployee directors receive an initial grant of non-qualified options when they become directors and an additional grant each year of their term. Options to purchase 5,000 shares were granted to each nonemployee director holding office on February 15, 2001, at an exercise price of $25.20, the average market price on the day of grant. Mr. Kiernan, upon election as a director in November 2001, was granted options to purchase 6,667 shares, at an exercise price of $19.455.
Charitable Award Programs
All directors who held office prior to July 1, 2001, participate in the Directors' Charitable Award Program. The program, a part of our overall support for charities, provides for contributions by the Corporation on behalf of each participating director of $100,000 per year to one or more charitable organizations designated by the director. The contributions will be made over a period of ten years following the director's death. The program is being funded through the purchase of insurance on the life of each director, with the Corporation as beneficiary.

Nonemployee directors also may participate in the Directors' Matching Gift Program. The program provides for corporate matching of charitable contributions made by nonemployee directors, on a dollar-for-dollar basis, up to an aggregate maximum of $5,000 per year.
Other Benefits

We provide nonemployee directors with accidental death and dismemberment insurance benefits of $300,000 and travel accident insurance benefits of $250,000 when they are traveling on corporate business.

MANAGEMENT STOCK OWNERSHIP

Ownership Guidelines	We believe it is important to align the financial interests of our directors and officers with those of our stockholders. Guidelines have been adopted which specify the minimum amount of stock that directors and officers are expected to own on a direct basis, meaning stock or stock units which are subject to market risk, not simply held under option. Stock units are subject to market risk in the same manner as common stock because they have a value equal to the market price of our common stock.

The guidelines call for each officer to own stock or stock units which have a value within a range of one and one-half to five times that individual's annual salary, depending on salary level. The guidelines also call for each nonemployee director to own stock or stock units which have a value equal to five times the annual retainer payable to a director. All of our nonemployee directors other than Mr. Kiernan, who was elected in November 2001, have reached and in many cases have substantially exceeded their goals. Officers who have not met their goals are continuing to invest toward achieving their goals.

The first table below provides information concerning the beneficial ownership of our common stock by directors and executive officers of Viad, individually and as a group. The second table provides more detailed information concerning director ownership of Viad common stock, options and stock units. Information in the ownership tables is as of March 15, 2002.
Director and Executive Officer Ownership	Name	Amount and Nature of Beneficial Ownership[1]	Percent of Class
	Gordon W. Anderson	138,625	*
	Robert H. Bohannon	948,167	1.1%
	Paul B. Dykstra	97,799	*
	Kimbra A. Fracalossi	74,054	*
	Jess Hay	51,716	*
	Judith K. Hofer	88,143	*
	David J. Iannini	17,943	*
	Ellen M. Ingersoll (elected eff. 3-1-02)	0	*
	Donald E. Kiernan	2,000	*
	Philip W. Milne	199,094	*
	David G. Morrison	54,280	*
	Suzanne Pearl	41,543	*
	Jack F. Reichert	72,453	*
	Linda Johnson Rice	84,993	*
	Douglas L. Rock	30,800	*
	Scott E. Sayre	85,053	*
	Timothy R. Wallace	30,800	*
	All Directors and Executive Officers as a Group (17 persons)	2,017,463	2.3%

*	Less than one percent.
[1]
Includes: 125,500 shares of performance-based stock, which will not be earned unless performance targets are met; 96,150 shares of performance-driven restricted stock which will vest five years from the date of grant (subject to accelerated vesting if specified performance goals are met or exceeded); 188,300 shares of restricted stock which will vest three years from date of grant; and 1,366,919 shares of common stock subject to stock options which were exercisable as of March 15, 2002, or within 60 days thereafter, by the directors and executive officers listed above.

Director Ownership	Name	Year First Elected	Beneficial Ownership[1]	Unexercisable Options	Stock Units[2]	Total

	Robert H. Bohannon	1996	948,167	182,950	53,817	1,184,934
	Jess Hay	1981	51,716	7,500	57,181	116,397
	Judith K. Hofer	1984	88,143	7,500	55,608	151,251
	Donald E. Kiernan	2001	2,000	11,667	462	14,129
	Jack F. Reichert	1984	72,453	7,500	65,481	145,434
	Linda Johnson Rice	1992	84,993	7,500	9,434	101,927
	Douglas L. Rock	1996	30,800	7,500	11,980	50,280
	Timothy R. Wallace	1996	30,800	7,500	8,155	46,455
	Totals		1,309,072	239,617	262,118	1,810,807

[1]	Beneficial ownership includes common stock owned plus common stock that a director can acquire at March 15, 2002, or within 60 calendar days thereafter, through the exercise of stock options. Ownership of common stock, excluding exercisable options, is as follows: Mr. Bohannon, 332,947 (including 95,000 shares of performance-based stock which will not be earned unless performance targets are met; 50,000 shares of performance-driven restricted stock, which will vest five years from the date of grant, subject to accelerated vesting if specified performance goals are met or exceeded; and 113,300 shares of restricted stock which will vest three years from date of grant); Mr. Hay, 10,000; Ms. Hofer, 26,477; Mr. Kiernan, 2,000; Mr. Reichert, 1,000; Ms. Rice, 3,000; Mr. Rock, none; and Mr. Wallace, none.
[2]
The term "Stock Units" represents, in the case of Mr. Bohannon, stock units held under the Deferred Compensation Plan for executives and, in the case of all other directors, stock units held under the Deferred Compensation Plan for directors. Stock units are subject to market risk in the same manner as common stock because they have a value equal to the market price of our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below provides certain information regarding those persons known by the Corporation to be the beneficial owners of more than 5% of the Corporation's outstanding common stock.
Certain Beneficial Owners	Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class
	FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	10,551,983 [1]	11.914%

[1]	The ownership information set forth herein is based on material contained in a Schedule 13G, dated February 14, 2002, filed with the Securities and Exchange Commission ("SEC"). FMR Corp. has sole voting power for 878,576 shares and sole dispositive power for all shares owned.

The following Audit Committee Report, Human Resources Committee Report and Stockholder Return Performance Graph will not be incorporated by reference into any present or future filings we make with the Securities and Exchange Commission, even if those reports incorporate all or any part of this proxy statement.

AUDIT COMMITTEE REPORT

The Committee	The Audit Committee of the Board is comprised solely of independent directors and was appointed by the Board to assist the Board in monitoring (1) the quality and integrity of the financial statements of the Corporation, (2) the compliance by the Corporation with legal and regulatory requirements and (3) the independence and performance of the Corporation's internal and external auditors.
Committee Meetings and Responsibilities
The committee met four times in 2001. Committee members are also available to consult with management and with the Corporation's independent auditors throughout the year. The committee regularly meets in general and private sessions with management of the Corporation and with the Corporation's internal and outside independent auditors. The committee receives and discusses their reports and encourages open and detailed discussion of all matters related to responsibilities of the committee.
Financial Statements Recommendation
The committee recommended that the audited financial statements of the Corporation for 2001 be included in the Corporation's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2002. A copy of that report is included with your proxy materials. In connection with its recommendation, the committee did the following:
• Reviewed and discussed the audited financial statements of the Corporation with management.

• Discussed with the independent auditors of the Corporation matters required to be discussed by generally accepted auditing standards, including standards set forth in Statement on Auditing Standards No. 61. That statement requires that the independent auditor communicate to the committee matters related to the conduct of the audit such as the quality of earnings; estimates, reserves and accruals; suitability of accounting principles; highly judgmental areas; and audit adjustments whether or not recorded.

• Received written disclosures from the independent auditors regarding their independence as required by Independence Standards Board Standard No. 1, and discussed with the auditors the auditors' independence.

A report of the Corporation's management concerning management responsibility for financial reporting, and the report and opinion of Deloitte & Touche LLP, the Corporation's independent auditors, are included in the Corporation's Annual Report on Form 10-K and should be read in conjunction with the audited financial statements of the Corporation.
Non-Audit Services	The committee has considered whether the provision of non-audit services by Deloitte & Touche LLP is compatible with maintaining auditor independence.
AUDIT COMMITTEE Judith K. Hofer, Chairman Donald E. Kiernan Jack F. Reichert Douglas L. Rock

HUMAN RESOURCES COMMITTEE REPORT

The Committee	The Human Resources Committee of the Board is comprised solely of independent directors. The committee oversees development and implementation of an executive compensation strategy designed to enhance profitability and stockholder value. Advice and assistance from independent compensation consultants is obtained periodically in connection with various matters.
Overall Objectives	Our compensation program is designed to align the financial interests of our executives and key employees with the financial interests of our stockholders. Specific objectives are to:
	•	Provide a competitive compensation package including a significant "at risk" component designed to reward extraordinary performance.
	•	Attract and retain the best available talent.
	•	Motivate executives and key employees to strive to achieve the Corporation's long-term and short-term business goals, thereby maximizing stockholder value.
•
Encourage executives and key employees to participate in the risks of ownership through investment in the Corporation's common stock or through acquisition of stock units pursuant to the Corporation's Deferred Compensation Plan.
Managing Compensation
We conduct an in-depth review of the Corporation's executive compensation program each year. Our review is based in part on a comprehensive study by a nationally recognized independent consulting firm. Their study helps us to assess the effectiveness of our compensation program and also provides a comparison relative to compensation practices and costs typical among a group of companies in comparable industries among which the Corporation competes for executive talent.
Our executive compensation program focuses on performance and is designed to relate incentive compensation directly to performance.

Components of Compensation	Total compensation for our executive officers includes:
• Base salary.
• Annual and long-term incentives.
• Benefits and perquisites.
Base Salary
We evaluate base salaries of executive officers every year. The evaluation is based on the individual's performance during the prior period and independent compensation surveys of comparator companies.
Annual Incentives
Executive officers are eligible for an annual cash bonus based on achieving corporate and operating company performance targets established at the beginning of each year. Awards reflect the extent to which targets for the following performance goals are met or exceeded:
•
Corporate level: Revenue, income per share from continuing operations, return on capital, and other specified performance measurements including liability management, strategic positioning, effective portfolio management, corporate center cost control, and effective support of operating companies.
• Operating company level: Revenue, operating income, return on capital, and other specified performance measurements including growth in specified business areas and integration of acquisitions.

Return on capital for corporate and operating companies is calculated based on a value added approach with emphasis on the amount of operating income generated in excess of a cost of capital charged against all capital employed in the business.

Target awards are established for each executive officer as a percentage of salary. Target awards in 2001 ranged from 40% to 75% of the executive's base salary, depending on the level of responsibility. Actual bonus awards at the corporate level can range from no award to a maximum of 183.75% of target, depending on achievement of corporate goals and discretionary adjustment based on individual performance. Actual bonus awards at the operating company level can range from no award to a maximum of 178.5% of target, depending on achievement of operating company goals and discretionary adjustment based on individual performance.

As a result primarily of depressed economic conditions, the Corporation's internal earnings objectives for 2001 were not achieved and therefore no bonuses were earned by executive officers under the annual incentive plan. The committee nonetheless believes that, given the prevailing economic environment, the Corporation's results in 2001 were commendable. In recognition of that fact, awards, typically at or below 60% of individual targets for the year, were awarded to certain key employees, including the Chief Executive Officer and three of the four other executive officers named in the Summary Compensation Table.

Awards to executive officers may not exceed a funding limit established with respect to each executive. The limit is expressed as a percentage of the Corporation's net income.
Long-Term Incentives
Our long-term incentive plans are designed to link executive compensation to stockholder value, to encourage short-term actions consistent with achievement of long-term growth, to reward measurable performance, to retain key executives and to build stock ownership among executive officers. Long-term incentives for 2001 were provided through performance unit, stock option, performance-driven restricted stock and restricted stock grants.
Performance Units
The Performance Unit Incentive Plan is intended to focus participants on the long-term interests of our stockholders by tying the value of units awarded to both stock price appreciation during the performance period and to achievement of financial measures that are key factors in increasing stockholder value. Target goals are set at the beginning of the performance period, which is normally three years in length. Goals at the corporate level are based on return on capital, revenue and income per share, while goals for operating companies are based on return on capital, revenue and operating income. The Performance Unit Incentive Plan is offered to a limited group of key executives, including the executive officers named in the Summary Compensation Table.
Stock Options
Stock options provide a long-term incentive for a broader group of our key employees. Stock options encourage and reward effective management that results in long-term financial success and increased stockholder value. In 2001, stock options were granted for a term of ten years with an exercise price equal to the average of the high and low price of our stock on the date of grant. As a result, the options have value only to the extent that the price of our stock increases. Half the number of options granted can be exercised after one year from the date of grant and the other half after two years from the date of grant. Options granted since 1998 contain forfeiture and non-competition provisions.
Performance- Driven and Restricted Stock
Certain executive officers, including the executive officers named in the Summary Compensation Table, were also awarded performance-driven restricted stock in 2001. Performance-driven restricted stock awards are designed to focus management's attention on value creation as measured by returns to our stockholders, to retain the management team, and to build stock ownership by executive officers. Performance-driven restricted shares may be earned on an accelerated basis if performance targets, as specified in the Performance Unit Incentive Plan, are met or exceeded. If targets are achieved, a portion of the award may be earned as early as three years from the date of grant. If targets are not achieved, awards will vest five years from the grant date.
In addition to performance-driven restricted stock awarded in 2001, restricted stock, which vests three years from the grant date, was also awarded in 2001 to a limited number of executives.

Ownership Guidelines
Stock ownership guidelines have been adopted which call for executives to own a minimum amount of stock on a direct basis, meaning stock or stock units of the Corporation which are at risk in the market and not simply held under option. The minimum required amount is based on multiples of salary ranging from one and one-half to five times an individual's annual salary, depending on salary level.
CEO Compensation
Mr. Bohannon's total compensation reflects the Corporation's performance in 2001, and also the levels of achievement of revenue, income per share, return on capital and other performance measurements set forth in incentive plans of the Corporation, which are described above. It also reflects the committee's assessment of his individual performance, compensation levels at comparator companies, and our belief that retention of his services is of vital importance to the Corporation and its stockholders.

Mr. Bohannon's base salary of $900,000 per year or $75,000 per month was temporarily reduced to $67,500 per month for the two and one-half months ending December 31, 2001. This reduction was voluntarily incurred as part of Mr. Bohannon's decision in October to reduce by 10% the salaries of all corporate employees with salaries of $75,000 or more for the limited period of October 15, 2001, through December 31, 2001. The salary reductions were mandated in response to the economic softening which followed the September 11 attack on the World Trade Center in New York and the Pentagon in Washington, D.C.

In addition to his base salary, Mr. Bohannon also received a bonus of $350,000 for his key contributions and outstanding performance in 2001, and a special award, made in early 2001, of $255,000 for his contributions to achievement of outstanding results in prior years. He also earned $278,000 for the 1999-2001 performance period under the Performance Unit Incentive Plan.

In 2001, Mr. Bohannon was granted options to purchase 276,700 shares of common stock, as reflected in the Stock Option Grants Table. He also was granted 50,000 shares of performance-driven restricted stock and 113,300 shares of restricted stock.
Employment Agreement	The Corporation entered into an employment agreement with Mr. Bohannon in 1998. Terms and provisions of the agreement are generally described on page 17.

Limit on Deductibility of Certain Compensation
Section 162(m) of the Internal Revenue Code disallows a corporate income tax deduction on compensation paid to an executive officer named in the Summary Compensation Table that exceeds one million dollars during the tax year, subject to certain permitted exceptions. To the extent compensation is based upon attaining performance goals set by the committee, the compensation is not included in computation of the limit. The committee intends, to the extent possible and where it believes it is in the best interest of the Corporation and its stockholders, to qualify such compensation as tax deductible. However, it does not intend to permit the provisions of Section 162(m) to erode the effectiveness of the Corporation's overall system of compensation policies and practices. The Board submitted performance goals and certain other terms under the Viad Corp Omnibus Incentive Plan for approval at the 1997 Annual Meeting of Stockholders, as required to allow certain of the compensation payable under such plan to be eligible for deduction.
Conclusion
We believe that our executive compensation program focuses the Corporation's senior management on building profitability and stockholder value. Base salaries and incentive grants are competitive with those offered at comparator companies, and a significant portion of executive compensation is linked directly to individual and corporate performance and to our stock price performance.

In 2001, as in previous years, a majority of the Corporation's executive compensation was at risk and dependent on performance. We will continue to link executive compensation to corporate performance and enhancement of stockholder value.
HUMAN RESOURCES COMMITTEE Jess Hay, Chairman Judith K. Hofer Linda Johnson Rice Timothy R. Wallace

STOCKHOLDER RETURN PERFORMANCE GRAPH

Set forth below is a line graph comparing, for the five-year period ended December 31, 2001, the yearly percentage change in the cumulative total stockholder return on the Corporation's common stock to the cumulative total return of the Standard & Poor's Midcap 400 Stock Index and the Commercial and Consumer Services Index.

Comparison of Five-Year Cumulative Total Return1

	1996	1997	1998	1999	2000	2001
Viad Corp	100.0	120.0	191.0	177.4	148.5	155.3
S&P Midcap 400	100.0	132.2	157.4	180.6	212.1	210.9
Commercial & Consumer Services	100.0	131.2	175.0	124.7	166.1	168.6

[1]Assumes $100 invested on the last trading day of 1996 and all dividends were reinvested.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table summarizes the compensation paid in 1999, 2000 and 2001 to the Chairman, President and Chief Executive Officer and each of the four other most highly compensated executive officers of the Corporation, based on 2001 salary and bonus.

SUMMARY COMPENSATION TABLE

	ANNUAL COMPENSATION						LONG-TERM COMPENSATION
							Awards		Payouts
Name and Principal Position	Year	Salary ($)		Bonus ($)[1]		Other Annual Compensation ($)[2]	Restricted Stock Awards ($)[3]	Securities Underlying Options (#)	Long-Term Incentive Payouts ($)[4]		All Other Compensation ($)[5]
Robert H. Bohannon Chairman, President and CEO	2001 2000 1999	868,750 850,000 825,000	[6]	350,000 — 1,400,000		13,394 16,112 14,701	3,641,675 — —	276,700 120,000 95,000	549,890 1,794,300 1,828,363		281,058 30,000 30,000
Paul B. Dykstra President and CEO, GES Exposition Services, Inc.	2001 2000 1999	303,375 295,299 235,853		50,000 — 168,400	[7]	3,448 118,628 —	365,900 — —	50,500 17,100 8,100	29,600 70,300[7] 159,200[7]		6,158 5,742 4,255
Kimbra A. Fracalossi Chief Financial Officer	2001 2000 1999	313,750 214,217 150,734		83,700 — 94,000		4,925 11,186 5,169	642,700 — —	99,250 12,000 4,700	41,300 — —		134,411 8,569 6,024
Philip W. Milne President and CEO, Travelers Express Company	2001 2000 1999	374,926 313,834 298,087		— 253,400 239,400		7,052 9,465 6,889	682,500 — —	104,700 25,000 16,000	298,178 392,000 536,875	[8]	5,100 5,100 4,800
Scott E. Sayre Vice President-General Counsel and Secretary	2001 2000 1999	257,188 201,583 169,106		32,500 — 115,000		8,077 83 28	331,250 — —	40,625 8,400 6,600	27,500 — —		87,715 8,063 6,764

[1]	Internal targets were not achieved in 2001 and therefore no bonuses were earned under the corporate and subsidiary annual incentive plans; however, special cash awards were awarded in February 2002 to Mr. Bohannon, Mr. Dykstra, Ms. Fracalossi, and Mr. Sayre for outstanding performance in 2001.
[2]	Amounts shown represent reimbursement to executives for payment of taxes on certain items; and in the case of Mr. Dykstra, amount includes $76,400 of relocation expenses in 2000.
[3]	Amounts shown represent the fair value, based on closing prices, of our common stock on the 2001 grant dates of performance-driven restricted stock and restricted stock awards. Dividends are paid on performance-based and restricted stock at the same rate as paid to other stockholders. On December 31, 2001, the named executives held shares of performance-based stock having aggregate values as follows: Mr. Bohannon, 95,000 shares valued at $2,249,600; Mr. Dykstra, 5,800 shares valued at $137,344; Ms. Fracalossi, 5,500 shares valued at $130,240; and Mr. Milne, 15,000 shares valued at $355,200. The aggregate number and value of performance-driven restricted stock and restricted stock holdings at December 31, 2001, were as follows: Mr. Bohannon, 163,300 shares valued at $3,866,944; Mr. Dykstra, 16,400 shares valued at $388,352; Ms. Fracalossi, 29,200 shares valued at $691,456; Mr. Milne, 30,000 shares valued at $710,400; and Mr. Sayre, 15,000 shares valued at $355,200.
[4]	Long-term incentive payouts in 2001 included payments under the Performance Unit Incentive Plan for the 1999-2001 performance period and vesting of shares granted in 1998 under the Performance-Based Stock Plan. Long-term incentive payouts in 2000 included payments under the Performance Unit Incentive Plan for the 1998-2000 performance period and vesting of shares granted in 1997 under the Performance-Based Stock Plan. Long-term incentive payouts in 1999 included payments under the Performance Unit Incentive Plan for the 1997-1999 performance period and vesting of shares granted in 1996 under the Performance-Based Stock Plan.
[5]	Amounts represent special cash awards of $255,000 to Mr. Bohannon, $125,000 to Ms. Fracalossi, and $80,000 to Mr. Sayre paid in February 2001 for outstanding results and performance in prior years, and matching contributions under the 401(k) Plan and the Supplemental 401(k) Plan.
[6]	Employment agreement dated April 1, 1998, currently provides for an annual base salary of $900,000.
[7]	Mr. Dykstra's bonus and long-term incentive payments relate to the period of time he served as an executive of Travelers Express Company, Inc., a payment services subsidiary.
[8]	Mr. Milne deferred $139,405 of his 1999 long-term incentive payout pursuant to the terms of the Deferred Compensation Plan for Executives. The deferral was invested in stock units of the Corporation, acquired at the closing price of the common stock on the date of the investment. This deferred amount is included in the "Long-Term Incentive Payouts" column.

STOCK OPTION GRANTS

The following table provides information on stock option grants in 2001 to the executive officers named in the Summary Compensation Table. The amounts shown as potential realizable values are presented for illustrative purposes only. They are calculated based solely on arbitrarily assumed rates of appreciation required by the SEC. The ultimate value of the options depends on the future performance of our common stock and overall stock market conditions. There can be no assurance that the potential realizable values shown in the table will be achieved.

Assuming an annual stock price appreciation of 5% and 10% from the grant date through the 10-year term of the option, the amounts shown as potential realizable values would result in an increase in the stock price of $15.85 and $40.16 per share, respectively, for the February 15, 2001 grant; and $12.95 and $32.82 per share, respectively, for the November 15, 2001 grant. The amounts shown as potential realizable values for all stockholders represent the corresponding increase in the aggregate market value of outstanding shares of common stock held by all our stockholders on February 15, 2001. The aggregate price appreciation for all of our stockholders would total approximately $1.359 billion and $3.444 billion, respectively.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted (#)[1]	% of Total Options Granted to Employees in Fiscal Year
Name			Exercise Price ($/Share)[1]	Expiration Date
					5%($)	10%($)
Robert H. Bohannon	187,500	9.34%	25.20	02/15/11	2,971,527	7,530,433
	89,200	4.45%	20.59	11/15/11	1,155,045	2,927,112
Paul B. Dykstra	20,500	1.02%	25.20	02/15/11	324,887	823,327
	30,000	1.50%	20.59	11/15/11	388,468	984,455
Kimbra A. Fracalossi	29,250	1.46%	25.20	02/15/11	463,558	1,174,748
	70,000	3.49%	20.59	11/15/11	906,426	2,297,061
Philip W. Milne	44,700	2.23%	25.20	02/15/11	708,412	1,795,255
	60,000	2.99%	20.59	11/15/11	776,936	1,968,909
Scott E. Sayre	13,625	0.68%	25.20	02/15/11	215,931	547,211
	27,000	1.35%	20.59	11/15/11	349,621	886,009
All Stockholders' Stock Price Appreciation	N/A	N/A	N/A	N/A	1.359 billion	3.444 billion

[1]	The option exercise price is the average of the high and low selling prices of our common stock on the New York Stock Exchange on the respective grant dates. Fifty percent of options become exercisable one year after grant and the balance two years after grant. The options are subject to forfeiture and non-competition provisions. Each option contains the right to surrender the option for cash during certain tender offers. The exercise price may be paid by delivery of already owned shares, and tax withholding obligations resulting from the exercise may be paid by surrendering a portion of the shares being acquired, subject to certain conditions.

AGGREGATED STOCK OPTION EXERCISES AND VALUES

The following table lists the number of shares acquired and the value realized as a result of option exercises during 2001 by the executive officers listed in the Summary Compensation Table. The amounts listed in the column relating to the value of unexercised options, unlike the amounts set forth in the column headed "Value Realized," have not been, and might never be, realized. The underlying options might not be exercised; and actual gains on exercise, if any, will depend on the value of our common stock on the dates of exercise. There can be no assurance that these values will be realized.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY-End (#) Exercisable/Unexercisable		Value of Unexercised In-the-Money Options at FY-End ($) Exercisable/Unexercisable[1]
Robert H. Bohannon	None	None	461,470	336,700	2,048,056	275,628
Paul B. Dykstra	2,000	23,569	41,096	59,050	137,537	92,700
Kimbra A. Fracalossi	None	None	14,300	105,250	—	216,300
Philip W. Milne	15,355	201,489	85,668	117,200	347,638	185,400
Scott E. Sayre	2,500	33,225	43,620	44,825	237,184	83,430

[1]	The closing price of the Corporation's common stock on December 31, 2001, was $23.68. The information shown reflects options accumulated over periods of up to ten years.

LONG-TERM INCENTIVE PLAN GRANTS AND ESTIMATED PAYOUTS

The following table provides information on Performance Unit Incentive Plan grants made in 2001 to each of the executive officers named in the Summary Compensation Table.

LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

			Estimated Future Payouts Under Non-Stock Based Plans
Name	Number of Units or Shares	Performance Period Until Payout	Threshold (Number of Units)	Target (Number of Units)	Maximum (Number of Units)
Robert H. Bohannon	45,000[1]	3 years	11,250	45,000	90,000
Paul B. Dykstra	5,950[1]	3 years	1,488	5,950	11,900
Kimbra A. Fracalossi	8,810[1]	3 years	2,203	8,810	17,620
	4,760[2]	N/A	N/A	N/A	N/A
Philip W. Milne	7,140[1]	3 years	1,785	7,140	14,280
Scott E. Sayre	3,570[1]	3 years	893	3,570	7,140
	3,170[2]	N/A	N/A	N/A	N/A

[1]	The assumed value of the units awarded was $25.20, which was the average price of the Corporation's common stock on the date of grant of February 15, 2001. The value of the units for any payment of an award is based on the average daily price of our stock during a ten trading day period following public announcement of annual earnings after the performance period. Payouts of awards are dependent upon achievement of return on capital, revenue, and income per share from continuing operations or operating income targets which are established at the beginning of the performance period.
[2]	Ms. Fracalossi and Mr. Sayre also were awarded performance unit incentive plan grants for the three-year performance period expiring December 31, 2001. Payouts were $41,300 and $27,500, respectively.

EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENTS

Employment Agreement	Mr. Bohannon is employed pursuant to an employment agreement dated April 1, 1998. The three-year term of his agreement is automatically renewed each year.

The agreement provides for a current annual salary of $900,000, subject to adjustment by action of the Human Resources Committee and Board. The agreement also provides that Mr. Bohannon is entitled to participate in all incentive compensation and other fringe benefit programs offered to other executive officers. Payment of awards under the incentive compensation plans is subject to the sole discretion of the Human Resources Committee.

The agreement may be terminated by the Corporation for cause or at the discretion of the Board. Mr. Bohannon may also terminate the agreement upon at least 180 days' advance written notice. Severance obligations of the Corporation vary depending on the circumstances of termination. Mr. Bohannon has agreed not to compete with the Corporation for a three-year period following termination of his employment.

Severance Agreements
The Corporation has entered into an executive severance agreement with Mr. Bohannon. The agreement provides that if his employment terminates for any reason (other than because of death, disability, or normal retirement) within 18 months after a change in control of the Corporation, he will receive severance compensation. The maximum amount the agreement provides for consists of a lump sum payment of three times his highest yearly salary, incentive plan payments and fringe benefits. The agreement also provides a tax gross-up feature, so that he does not have to pay excise taxes imposed by the Internal Revenue Code on payments made pursuant to the agreement. Payments are reduced by other severance benefits paid by the Corporation, but would not be offset by any other amounts. For pension purposes, Mr. Bohannon will also be credited with additional years of service equal to the number of years needed to attain 20 years of service.

The Corporation has also entered into an executive severance agreement with the other executive officers named in the Summary Compensation Table. The agreements provide benefits similar to those in the agreement described above, except that if employment terminates involuntarily or they leave for good reason (as defined in such agreements) they would receive three times their yearly salary, incentive payments and fringe benefits, and if employment terminates because they leave voluntarily during the 30-day period following the first anniversary of the change in control, they would receive two times such compensation.

PENSION PLANS

The following table shows estimated annual retirement benefits payable to covered participants for the years of service and compensation level indicated. It assumes retirement at age 65. The benefits are paid under the Viad Corp Retirement Income Plan, applicable schedules of the Supplemental Pension Plan, and certain supplemental pension plans sponsored by subsidiaries of the Corporation. The compensation covered by these plans is annual salary and annual bonus (one-half of annual bonus in the case of certain executive officers), as reported in the Summary Compensation Table. Actual benefits will be calculated on the basis of the average of a participant's last five years of covered compensation prior to retirement; however, in some cases the average of a participant's highest five years of annual bonus will be included in covered compensation.

PENSION PLAN TABLE[1,2]

Remuneration	10 Years	15 Years	20 Years	25 Years	30 Years
	Years of Service[3]
$ 200,000	31,953	47,930	63,907	79,883	95,860
250,000	40,453	60,680	80,907	101,133	121,360
300,000	48,953	73,430	97,907	122,383	146,860
400,000	65,953	98,930	131,907	164,883	197,860
500,000	82,953	124,430	165,907	207,383	248,860
600,000	99,953	149,930	199,907	249,883	299,860
750,000	125,453	188,180	250,907	313,633	376,360
1,000,000	167,953	251,930	335,907	419,883	503,860
1,250,000	210,453	315,680	420,907	526,133	631,360
1,500,000	252,953	379,430	505,907	632,383	758,860
1,750,000	295,453	443,180	590,907	738,633	886,360
2,000,000	337,953	506,930	675,907	844,883	1,013,860
2,250,000	380,453	570,680	760,907	951,133	1,141,360
2,500,000	422,953	634,430	845,907	1,057,383	1,268,860
2,750,000	465,453	698,180	930,907	1,163,633	1,396,360

[1]	The Internal Revenue Code (Code) and the Employee Retirement Income Security Act (ERISA) limit the annual benefits which may be paid from a tax-qualified retirement plan. As permitted by the Code and ERISA, we have supplemental plans which authorize the payment of benefits calculated under provisions of the retirement plan which may be above the limits permitted under the Code and ERISA for those executives entitled to participate in the supplemental plans.
[2]	Benefits are computed on a single-life annuity basis. The amounts shown are before any adjustment for joint and survivorship provisions, which would reduce, in some cases, the amounts shown in the table.
[3]	Ms. Fracalossi and Messrs. Bohannon, Dykstra, Milne, and Sayre have 7 years, 9 years, 18 years, 11 years, and 22 years of credited service, respectively.

Mr. Bohannon will receive pension benefits equal to 30% of average covered compensation if he retires at age 58; 50% of average covered compensation if he retires at age 60; and 60% of average covered compensation if he retires at age 65, with retirement benefits to be calculated on a pro rata basis if he retires at age 59 or between the ages of 60 and 65. At March 15, 2002, the estimated annual benefit payable to him upon his retirement at age 65 is $1,228,000.

LEGAL PROCEEDINGS

The Corporation and certain of its subsidiaries are plaintiffs or defendants to various actions, proceedings and pending claims. Certain of these pending legal actions are or purport to be class actions. Some of the foregoing involve, or may involve, compensatory, punitive or other damages. Litigation is subject to many uncertainties and it is possible that some of the legal actions, proceedings or claims could be decided against the Corporation. Although the amount of liability at December 31, 2001, with respect to certain of these matters is not ascertainable, the Corporation believes that any resulting liability, after taking into consideration amounts already provided for, will not have a material effect on the Corporation's financial statements.

The Corporation is subject to various environmental laws and regulations of the United States as well as of the states and other countries in whose jurisdictions the Corporation has or had operations and is subject to certain international agreements. As is the case with many companies, the Corporation faces exposure to actual or potential claims and lawsuits involving environmental matters. Although the Corporation is a party to certain environmental disputes, the Corporation believes that any liabilities resulting therefrom, after taking into consideration amounts already provided for, exclusive of any potential insurance recoveries, will not have a material effect on the Corporation's financial statements.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

The following directors served on the Human Resources Committee during all of 2001: Mr. Hay, Chairman; Mmes. Hofer and Rice; and Mr. Wallace. Mr. Tolleson was also a member of this committee until his resignation in August 2001. None of these directors is or has been an officer or employee of the Corporation or any of its subsidiaries or has had any other relationship with the Corporation or any of its subsidiaries requiring disclosure under the applicable rules of the Securities and Exchange Commission.

PRINCIPAL ACCOUNTING FIRM FEES

Audit Fees	The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte") for professional services rendered for the audit of the Corporation's financial statements for the fiscal year ended December 31, 2001, and for review of the financial statements included in the Corporation's Quarterly Reports on Form 10-Q for the fiscal year were $1,298,000.
Financial Information System Design and Implementation Fees
The aggregate fees billed by Deloitte for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2001, were $0.
All Other Fees
The aggregate fees billed by Deloitte for services rendered to the Corporation, other than the services described above under "Audit Fees" and "Financial Information System Design and Implementation Fees," for the fiscal year ended December 31, 2001, were $836,000, consisting of $464,000 in audit-related fees, $305,000 in fees for tax consultation and compliance, and $67,000 in fees for all other services. Audit-related services generally include fees for separate audits of certain subsidiaries and employee benefit plans, fees for consultation on new accounting standards or transactions, and fees for internal control reports.
Non-Audit Services	The Audit Committee of the Board of Directors has considered whether the provision of non-audit services by Deloitte & Touche LLP is compatible with maintaining auditor independence.

SELECTION OF INDEPENDENT AUDITORS

The following resolution concerning the appointment of independent auditors will be offered at the meeting:
RESOLVED, that the appointment of Deloitte & Touche LLP to audit the accounts of the Corporation and its subsidiaries for the fiscal year 2002 is hereby ratified and approved.

Deloitte & Touche LLP has audited our accounts and those of our subsidiaries for many years. The Board appointed them as our independent auditors for 2002, upon recommendation of our Audit Committee. The Corporation anticipates that a representative of Deloitte & Touche LLP will attend the meeting, respond to appropriate questions, and be afforded the opportunity to make a statement.
The Board recommends that you vote "FOR" the approval of the appointment of Deloitte & Touche LLP as the Corporation's independent auditors for 2002.

APPROVAL OF MATERIAL TERMS OF THE PERFORMANCE GOALS
OF THE 1997 VIAD CORP OMNIBUS INCENTIVE PLAN

Reasons for Approval	The Corporation uses long-term and annual incentive plans under the Viad Corp 1997 Omnibus Incentive Plan (the "1997 Plan") to attract, retain and motivate officers, employees and directors and to provide the Corporation and its subsidiaries with the ability to provide incentives more directly linked to the profitability of the Corporation's businesses and increases in stockholder value. Due to the enactment of Section 162(m) of the Internal Revenue Code of 1986 (the "Code"), the material terms of the performance goals of the 1997 Plan were approved by stockholders at the May 1997 annual meeting of the Corporation. Although the 1997 Plan does not terminate for another five years, the Board of Directors is again seeking stockholder approval of the material terms of the performance goals, including the following:
	•	the employees eligible to participate in the incentive plans;
	•	the business criteria (factors or standards) used as the basis for the performance goals; and
	•	the limits on the maximum amount of awards payable to any employee in a given time period.

The Board of Directors is seeking your approval for two reasons. First, Section 162(m) requires stockholder approval of these material terms every five years, even if they have not changed, because the Human Resources Committee of the Board (the "HR Committee") has authority under the 1997 Plan to change performance targets. Second, the Board desires to expand the range of business criteria available and revise the limits on the maximum amounts payable to an employee. Both of these changes require stockholder approval due to Section 162(m).

If this proposal is not approved by the stockholders, the Board will consider appropriate management incentive alternatives to accomplish the objectives of the 1997 Plan.
Eligibility
The Board recommends that the participation eligibility requirements provided in the 1997 Plan should continue to be in effect without change. The 1997 Plan provides that officers, employees and directors of the Corporation, its subsidiaries and affiliates, who are responsible for or contribute to the management, growth and profitability of the business of the Corporation, its subsidiaries and affiliates, are eligible to be granted awards under the 1997 Plan. The HR Committee selects the participants from among those approved by stockholders and establishes written performance goals based on the stockholder-approved business criteria described below. As of February 28, 2002, there were approximately 700 participants of the Corporation, including its subsidiaries, in one or more of the incentive plans.
Business Criteria for Performance Goals
The Board proposes that the business criteria used as the basis for the performance goals under the 1997 Plan be changed to include four additional factors. Those factors are pre-tax income, cash flow, economic value added, and S&P Midcap 400. As amended with these new factors, the 1997 Plan provides that the HR Committee may condition exercise of an incentive compensation award on attainment of an objective performance goal or goals based on one or more of the following business criteria with respect to the Corporation or any unit thereof:

economic value added, sales or revenues, costs or expenses, net profit after tax, gross profit, operating profit, base earnings, return on actual or pro forma equity or net assets or capital, net capital employed, earnings per share, earnings per share from continuing operations, operating income, pre-tax income, operating income margin, net income, stockholder return including performance (total stockholder return) relative to the S&P 500, S&P Midcap 400 or similar index or performance (total stockholder return) relative to the proxy comparator group, in both cases as determined pursuant to Rule 402(l) of Regulation S-K promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), cash generation, cash flow, unit volume, and change in working capital.

The HR Committee is required under the 1997 Plan to set the business criteria to be used as the basis for the performance goals within the time period prescribed by Section 162(m) or related regulations. Other than the addition of the four new factors to the business criteria, no other changes are proposed for the business criteria or for the management of the performance goals.
Limits on Maximum Amount Payable to an Employee
The Board recommends two changes to the limits on the maximum amount payable under the 1997 Plan to any employee. First, the number of shares with respect to which incentive stock options, non-qualified stock options, stock appreciation rights ("SARs") and restricted stock may be granted to any one participant would be limited to 500,000 shares over any consecutive twelve-month period, compared to the current 1997 Plan which limits participant shares to 750,000 over a three-year period.

Second, the aggregate dollar amount for awards denominated solely in cash would be limited to $5 million to any one participant for any consecutive twelve-month period, compared to the current 1997 Plan which limits the aggregate dollar amount to $7.5 million for any three-year period.

The Board also recommends that the current limits of awards under the Viad Corp Management Incentive Plan (the "MIP") remain the same as provided in the 1997 Plan. The 1997 Plan provides that MIP awards may not exceed in the case of (i) the Corporation's Chief Executive Officer, one and one-half percent (1.5%) of net income; (ii) a president of any of the Corporation's operating companies, six-tenths of one percent (0.6%) of net income; and (iii) any other executive officers of the Corporation, one-half of one percent (0.5%) of net income. "Net income" means the consolidated net income of the Corporation determined in accordance with generally accepted accounting principles.

With the exception of the terms described above, no other amendments to the 1997 Plan are recommended. The Board of Directors recommends that you vote to approve the material terms of the performance goals as described above.
Plan Description	The following is a summary of material terms of the 1997 Plan not already described above.

The 1997 Plan provides in one plan for the grant of stock options, SARs, restricted stock and performance-based awards. As briefly discussed above, the 1997 Plan includes features that permit the HR Committee to grant employees such awards that will qualify as performance-based compensation for federal tax deductibility purposes under Section 162(m). Subject to the terms of the 1997 Plan, the HR Committee has broad powers under the 1997 Plan to determine the persons who may receive grants and awards and the targets and other terms and conditions of such grants and awards.

Both Common Stock and Preferred Stock ("Stock") may be issued under the 1997 Plan. The number of shares of Common Stock available for grant under the 1997 Plan in each calendar year is limited to two percent (2.0%) of the total number of shares of Common Stock outstanding on the first day of each year for which the 1997 Plan is in effect, provided that any shares available for grant in a particular calendar year (or partial calendar year) which are not, in fact, granted in such year can be added to the shares available for grant in any subsequent year. The closing price of the Common Stock on March 15, 2002, was $26.90 per share.

The 1997 Plan provides that, subject to adjustment as provided in the 1997 Plan, no more than 7.5 million shares of Common Stock are cumulatively available for the grant of stock options intended to be designated as "incentive stock options" within the meaning of Section 422 of the Code ("Incentive Stock Options") over the life of the 1997 Plan. No Incentive Stock Options can be granted under the 1997 Plan after the tenth anniversary of the 1997 Plan.

The 1997 Plan also limits the grant of Restricted Stock that is not performance-based to twenty percent (20%) of the total number of shares that can be granted in any calendar year. The option price for grants of Incentive Stock Options, Non-Qualified Stock Options and related SARs can be no less than fair market value.

The 1997 Plan also provides for the grant of performance-based awards that can be denominated and/or payable in Stock, cash, or a combination of the two. The settlement of performance-based awards may be made subject to the attainment of performance goals and/or continued service. The administration of the Management Incentive Plan, the Performance Unit Incentive Plan and Restricted Stock Plans of the Corporation are under the auspices of the 1997 Plan.

Both performance-based awards and restricted stock awards under the 1997 Plan may be designated by the HR Committee as awards intended to qualify for exemption from the deductibility limits of Section 162(m) ("Qualified Performance-Based Awards"). As previously noted, Section 162(m) provides that companies may not deduct certain forms of compensation paid to their chief executive officer and four most highly compensated executive officers to the extent such compensation exceeds one million dollars in any one tax year, unless payments are made based upon the attainment of objective performance goals that are approved by stockholders. The 1997 Plan is designed to meet the requirements of Section 162(m) and provides the objective performance goals described above upon which the settlement of Qualified Performance-Based Awards may be conditioned. Once set, the performance goals for Qualified Performance-Based Awards cannot be changed, nor can the Awards themselves be adjusted (except downward). The 1997 Plan also provides for performance-based awards that are not intended to, or need not, qualify for the Section 162(m) exemption and to which such restrictions, including stockholder approved performance goals, do not apply.

The 1997 Plan also provides that all stock options and SARs become exercisable and vest, and all Restricted Stock vests and becomes fully transferable, upon a "Change in Control," as defined in the 1997 Plan and that, unless otherwise provided at grant, optionees may elect to receive cash for their options on certain terms following a Change in Control.

Future payments under the 1997 Plan are not ascertainable. The Summary Compensation Table and the Long-Term Incentive Plan Awards Table included in this Proxy Statement provide information regarding payments made to executive officers under the 1997 Plan.

The 1997 Plan has a term expiring May 31, 2007, unless earlier terminated by the Board. The Board may, at any time, terminate, amend or modify the 1997 Plan without stockholder approval, provided, however, that the Board may condition any amendment on the approval of stockholders of the Corporation if such approval is necessary or deemed advisable for reasons of tax, securities or other applicable laws or regulations. No termination, amendment or modification of the 1997 Plan may adversely affect any granted award without the written consent of the award recipient, unless applicable laws or regulations require such change.

Federal Income Tax Consequences
Under existing law and regulations, the grant of non-qualified stock options and stock appreciation rights will not result in income taxable to the employee or provide a deduction to the Corporation. However, the exercise of a non-qualified stock option or a stock appreciation right results in taxable income to the holder, and the Corporation is generally entitled to a corresponding deduction. At the time of the exercise of a non-qualified stock option, the amount so taxable and so deductible will be the excess of the fair market value of the shares purchased over their option price. Upon the exercise of a stock appreciation right, the participant will be taxed at ordinary income tax rates on the amount of the cash and the fair market value of the shares received by the employee, and the Corporation will generally be entitled to a corresponding deduction.

No income is recognized by an optionee when an incentive stock option is granted or exercised. If the holder holds the shares received on exercise of an incentive stock option for at least two years from the date of grant and one year from date of exercise, any gain realized by the holder on the disposition of the stock will be accorded long-term capital gain treatment, and no deduction will be allowed to the Corporation. If the preceding holding-period requirements are not satisfied, the employee will recognize ordinary income at the time of disposition equal to the lesser of (i) gain realized on the disposition, or (ii) the difference between the option price and the fair market value of the shares on the date of exercise. Any additional gain on the disposition not reflected above will be short-term or long-term capital gain, depending upon the length of time the shares are held. The Corporation will generally be entitled to an income tax deduction equal to the amount of ordinary income recognized by the employee.

An employee who is granted a Restricted Stock Award will not be taxed upon the acquisition of such shares so long as the interest in such shares is subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code. Upon lapse or termination of the restriction, the recipient will be taxed at ordinary income tax rates on an amount equal to the current fair market value of the shares. An employee may, however, elect to be taxed at ordinary income tax rates on the full fair market value of the restricted shares at the time of award. If the election is made, the basis of the shares so acquired will be equal to the fair market value at the time of award. If the election is made, no tax will be payable upon the subsequent lapse or termination of the restrictions, and any gain or loss upon disposition will be a capital gain or loss. Any awards that are not subject to a substantial risk of forfeiture at the time of grant will be taxed at the time of grant. The Corporation will generally be entitled to a corresponding deduction when the value of the award is included in the recipient's taxable income.

A participant will realize ordinary income as a result of performance awards at the time Common Stock is transferred or cash is paid in an amount equal to the fair market value of the shares delivered plus the cash paid.

The general rules for the Corporation's deductions described above are subject to the limitations of Section 162(m) described above. Stockholder approval of the performance goals and certain other terms of the 1997 Plan will enable the HR Committee to design awards thereunder that are fully deductible. However, additional limitations on deductibility may apply in the event of a Change in Control. Thus, it is possible that the Corporation may not be able to take the deductions described above with respect to all awards under the 1997 Plan.

The foregoing discussion is not a complete description of the federal income tax aspects of awards under the 1997 Plan and is intended for the information of stockholders considering how to vote with respect to this proposal and not as tax guidance to participants in the 1997 Plan.

The Board of Directors is seeking stockholder approval of the material terms of the performance goals as described above. If approved by stockholders, this proposal would enable the Corporation to make awards designed to continue to provide tax deductions for the Corporation during a five-year period ending with the date of the annual meeting of the stockholders in 2007.
The Board of Directors recommends that you vote "FOR" this proposal.

VOTING PROCEDURES/REVOKING YOUR PROXY

Voting Procedures	Directors must receive a plurality of the shares present and voting in person or by proxy, in order to be elected. A plurality means receiving the largest number of votes, regardless of whether that is a majority. All matters other than the election of directors submitted to you at the meeting will be decided by a majority of the votes cast on the matter, except as otherwise provided by law or our Certificate of Incorporation or Bylaws. You may not cumulate votes.

Stockholders who fail to return a proxy or attend the meeting will not count towards determining any required plurality, majority or quorum. Stockholders and brokers returning proxies or attending the meeting who abstain from voting on a proposition will count towards determining a quorum, plurality or majority for that proposition.

If you are a participant in a 401(k) plan of the Corporation or one of its subsidiaries and/or the Viad Corp Employees' Stock Ownership Plan Trust (ESOP Plan), your proxy will serve as a voting instruction to the respective Trustee. In a 401(k) plan or in the ESOP Plan, if no voting instructions are received from a participant, the Trustees will vote those shares in accordance with the majority of shares voted in such Plans for which instructions were received or in the discretion of such Trustees as their fiduciary duty may require.

Your proxy will be voted in accordance with the instructions you place on the proxy card. Unless otherwise stated, all shares represented by your returned signed proxy will be voted as noted on the first page of this proxy statement.
Proxy Revocation	Proxies may be revoked if you:
• Deliver a signed, written revocation letter, dated later than the proxy, to Scott E. Sayre, Vice President-General Counsel and Secretary, at our Phoenix address listed above.

	•	Deliver a signed proxy, dated later than the first one, to Viad Corp; c/o Shareowner Services; P.O. Box 64873; St. Paul, Minnesota 55164-0873.
	•	Attend the meeting and vote in person rather than by proxy. Your attendance at the meeting will not revoke your proxy unless you choose to vote in person.
Solicitation of Proxies
The cost of solicitation will be borne by the Corporation. Solicitation of proxies will be made primarily through the use of the mails, but regular employees of the Corporation may solicit proxies personally, by telephone or otherwise. The Corporation has retained Georgeson Shareholder to assist it in connection with the solicitation at an estimated fee of $7,500, plus out-of-pocket expenses. The Corporation will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of shares.

SUBMISSION OF STOCKHOLDER PROPOSALS
AND OTHER INFORMATION

From time to time stockholders present proposals which may be proper subjects for inclusion in the proxy statement and form of proxy for consideration at the Annual Meeting of Stockholders. To be considered in the proxy statement or at an annual or special meeting, proposals must be submitted on a timely basis, in addition to meeting other legal requirements. The Corporation must receive proposals for the 2003 Annual Meeting of Stockholders no later than November 30, 2002, for possible inclusion in the proxy statement, or between January 8 and February 7, 2003, for possible consideration at the meeting, which is expected to be held on Tuesday, May 13, 2003. Proposals or related questions should be directed in writing to the undersigned.

OTHER BUSINESS

The Board of Directors knows of no other matters to be brought before the meeting. If any other business should properly come before the meeting, the persons appointed in the enclosed proxy have discretionary authority to vote in accordance with their best judgment.

A copy of the Corporation's 2001 Annual Report on Form 10-K filed with the Securities and Exchange Commission is enclosed herewith. You may also obtain our other SEC filings and certain other information concerning the Corporation through the Internet at www.sec.gov and www.viad.com, respectively.
By Order of the Board of Directors
SCOTT E. SAYRE Vice President-General Counsel And Secretary

PLEASE VOTE — YOUR VOTE IS IMPORTANT

VIAD CORP

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 14, 2002
9:00 a.m. Mountain Standard Time

The Ritz-Carlton Phoenix - Ballroom
2401 East Camelback Road
Phoenix, Arizona

VIAD CORP	proxy

This proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting on May 14, 2002.

The shares of stock you hold in your account will be voted as you specify.

If no choice is specified, the proxy will be voted "FOR" Proposals 1, 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Robert H. Bohannon and Jess Hay, and each of them, as attorneys and proxies, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

It is important that you vote, sign and return your proxy as soon as possible, whether or not you plan on attending the meeting.

See reverse for voting instructions.

☐	COMPANY # CONTROL #

There are two ways to vote your Proxy:

Your telephone vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-240-6326 — QUICK *** EASY *** IMMEDIATE

  •
  Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week until 12 p.m. Eastern Time on Monday, May 13, 2002.
  •
  You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.
  •
  Follow the simple instructions the Voice provides you.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Viad Corp, c/o Shareowner Services™, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone, please do not mail your Proxy Card.

^ Please detach here ^

The Board of Directors Recommends a Vote FOR Proposals 1, 2 and 3.

1.	Election of directors:	01 Judith K. Hofer 02 Jack F. Reichert	☐	Vote FOR all nominees (except as marked)		☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of appointment of Deloitte & Touche LLP as independent auditors for 2002.		☐	For	☐	Against	☐	Abstain
3.	Approval of material terms of the performance goals of the 1997 Viad Corp Omnibus Incentive Plan.		☐	For	☐	Against	☐	Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
Address Change? Mark Box ☐ Indicate changes below:			Date

Signature(s) in Box
Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
ANNUAL MEETING OF STOCKHOLDERS PROXY STATEMENT
ELECTION OF DIRECTORS
DIRECTOR NOMINEES
DIRECTORS CONTINUING IN OFFICE
BOARD INFORMATION
COMPENSATION OF DIRECTORS
MANAGEMENT STOCK OWNERSHIP
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AUDIT COMMITTEE REPORT
HUMAN RESOURCES COMMITTEE REPORT
STOCKHOLDER RETURN PERFORMANCE GRAPH
EXECUTIVE COMPENSATION AND OTHER INFORMATION
STOCK OPTION GRANTS
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED STOCK OPTION EXERCISES AND VALUES
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
LONG-TERM INCENTIVE PLAN GRANTS AND ESTIMATED PAYOUTS
LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR
EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENTS
PENSION PLANS
LEGAL PROCEEDINGS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
PRINCIPAL ACCOUNTING FIRM FEES
SELECTION OF INDEPENDENT AUDITORS
APPROVAL OF MATERIAL TERMS OF THE PERFORMANCE GOALS OF THE 1997 VIAD CORP OMNIBUS INCENTIVE PLAN
VOTING PROCEDURES/REVOKING YOUR PROXY
SUBMISSION OF STOCKHOLDER PROPOSALS AND OTHER INFORMATION
OTHER BUSINESS